EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 10, 2007 (except for Note 15, for which the report date is March 12, 2008), accompanying the financial statements of Auburn Savings Bank, FSB as contained in Amendment No. 3 to the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission and as contained in amendments to Form MHC-1, Form MHC-2 and Form H-(e)1-S to be filed with the Office of Thrift Supervision. We consent to the use of the aforementioned report in the Form S-1/A and amendments to Form MHC-1, Form MHC-2 and Form H-(e)1-S and to the use of our name as it appears under the caption “Experts” in the Form S-1/A.

/s/ BERRY, DUNN, MCNEIL & PARKER

Portland, Maine
May 8, 2008